TRANSFER AGENCY AND SERVICE AGREEMENT

Between

HARDING, LOEVNER FUNDS, INC.

And

THE NORTHERN TRUST COMPANY

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of this 2nd day of June, 2010, by and between HARDING, LOEVNER FUNDS, INC, a Maryland corporation with its principal place of business at 50 Division Street, Fourth Floor, Somerville, New Jersey 08876 (the “Company”), acting on its own behalf and on behalf of each of its series listed in Schedule A, and THE NORTHERN TRUST COMPANY, a Illinois State Bank having its principal office and place of business at 50 South LaSalle Street, Chicago, Illinois 60603 (the “Transfer Agent”).

WHEREAS, the Company is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each series of the Company named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Company and made subject to this Agreement in accordance with Section 16 being herein referred to as a “Fund”, and collectively as the “Funds”); and

WHEREAS, the Company, on behalf of the Funds, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, registrar and agent in connection with certain other activities with respect to each Fund, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Company, on behalf of the Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent, dividend disbursing agent and registrar with respect to each Fund’s authorized and issued shares of common stock (“Shares”), and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Funds (“Shareholders”) and set out in the currently effective prospectus(es) and statement(s) of additional information (“prospectus”) of the Company on behalf of the Funds, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Company on behalf of the Funds, as applicable, and the Transfer Agent, as well as such written instructions as the Company may deliver to the Transfer Agent, as contemplated by Section 15.5 hereunder (“Instructions”), the Transfer Agent agrees that it will perform the following services:

(a)      Receive for acceptance orders for the purchase of Shares, subject to the right of the Company to reject any purchase order for Shares and such reasonable procedures as the Company may have specified in writing as to the proper form of orders to purchase shares;

(b)   Pursuant to valid purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)   Receive for acceptance redemption requests and redemption directions and effect redemptions, subject to such reasonable procedures as the Company may have specified in writing as to the proper form of orders to redeem shares. Deliver the appropriate instructions thereof to the custodian.

(d)   In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions (i) directly only with those broker-dealers and other intermediaries approved in advance in writing by the Company (“Intermediaries”), and (ii) submitted by such Intermediaries at a net asset value per share determined prior to actual receipt by the Fund of the order in accordance with Sub-Section (k) of this Section and such other procedures as the Company may have specified in writing from time to time (and always in a manner that complies with applicable laws and rules);

(e)   At the appropriate time as and when it receives monies paid to it from the custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f)   Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)   Prepare and transmit payments for dividends and distributions declared by the Company on behalf of the applicable Fund;

(h)   Issue replacement checks and place stop orders on original checks based on a Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Trust, and Trust shall be responsible for all losses or claims resulting from such replacement, provided that the Transfer Agent acted in good faith and without negligence or willful misconduct;

(i)   Maintain records of account for and advise the Company and its Shareholders as to the foregoing;

(j)   Maintain each Fund’s master securityholder file as required by Rule 17Ad-10 under the Securities Exchange Act of 1934, as amended (“1934 Act”), record the issuance of Shares of the Company and maintain pursuant to Rule 17Ad-10(e) 1934 Act a record of the total number of Shares of the Company that are authorized, based upon data provided to it by the Company, and issued and outstanding. The Transfer Agent shall also provide the Company on a regular basis with the total number of Shares that are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Company; and

(k)   Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry, electronic instructions, including e-mail communications, which have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company or from Intermediaries on behalf of individual Shareholders. With respect to transaction requests forwarded by Company to Transfer Agent, the Transfer Agent may rely on the Company to ensure that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended (“1940 Act”), and the Company will require the Intermediaries to retain such documentation. E-mail exchanges on routine matters may be made directly with the Company’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(l)   Subject to such additional reasonable policies and procedures as the Company may establish, on each day the Funds are open for business (a “Business Day”), process purchase or redemption orders received in proper form by the Transfer Agent or an Intermediary with due authority to receive orders on behalf of the Fund as an agent of the Funds (“Designated Agent”), (i) at the net asset value determined on that Business Day, if the order is received by the Transfer Agent or Designated Agent by the Funds’ close of business for the receipt of such orders, as set forth in the Funds’ prospectus or (ii) at the net asset value determined on the next Business Day, if the order is received by the Transfer Agent or a Designated Agent after the Funds’ close of business for the receipt of such orders on a Business Day (or on a day that is not a Business Day), provided in each case that an order received by a Designated Agent must also be delivered to the Transfer Agent by the applicable cut-off time the Company sets for the receipt of such forwarded orders to be so priced.

(m)   Maintain such bank accounts as the Transfer Agent shall deem necessary to the performance of its duties hereunder, including but not limited to, the processing of Share purchases and redemptions and the payment of the Company dividends, and promptly transmit funds received in such bank accounts relating to (i) purchase orders accepted by the Company to the appropriate Funds and (ii) redemption orders, dividends and other distributions transmitted to the accounts by the Company’s custodian to shareholders;

(n)   Conduct lost shareholder searches as required by Rule 17Ad-17 under the 1934 Act and report abandoned property to state authorities in accordance with applicable laws and as authorized by the Company in accordance with the policies and procedures agreed upon by the Company and the Transfer Agent; provided that the Company agrees to pay the Transfer Agent for the reasonable and documented out-of-pocket expenses associated with abandoned property reporting;

(o)   Provide coordination and assistance with respect to proxy statements of the Company and Shareholder meetings;

(p)   Research and provide Shareholders with their account information through various means, including but not limited to, telephone calls and correspondence;

(q)   Provide the Company with periodic reports on trading activity in the Company based on parameters provided to the Transfer Agent by the Company, as amended from time to time. The services to be performed by the Transfer Agent for the Company hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market timing activities, provided that Transfer Agent shall respond to reasonable requests for assistance from the Company in following up on transactions noted in the reports.; and

(r)   Account for and administer the redemption fees if applicable on the redemption and exchange of Shares in accordance with written procedures agreed upon with the Company.

(s)   Answer telephone inquiries on such dates and times as the parties shall mutually agree. Such inquiries may include requests for information on account set-up and other general questions regarding operation of the Funds.

(t)   Process “as of” transactions and transactions to correct errors in the net asset value per share used to process transactions in accordance with applicable written policies and procedures of the Company, provided such policies and procedures have been provided to the Transfer Agent.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above Section 1.1, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, registrar and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports, prospectuses, summary prospectuses and, upon request, statements of additional information to current Shareholders (within applicable required time frames as may apply to summary prospectuses and other documents), preparing shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining appropriate records thereof, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, providing Shareholder account information, and providing the Company with all such reports as the Company or its agents may reasonably require as the Transfer Agency system may support in accordance with the fee arrangement for such reports as set forth on Schedule B hereto.

(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Company of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Company for each Business Day to the Company no later than 10:00 AM Eastern Time on the next business day;

(c) Provide the service provider responsible for making states and other jurisdictions’ securities law filings on behalf of the Company with such data as is available on Transfer Agent’s system and is necessary to permit such filings appropriately to be made, and inform the Company immediately of any requests received by Transfer Agent from broker-dealers and other intermediaries for the Company or Funds to register or otherwise qualify securities under a jurisdiction’s securities laws.

(d) National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Company), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Company’s banks for the settlement of transactions between the Company and the NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Company’s records on the Transfer Agency system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on such system through Networking;

(e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Company and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Company or its agent may perform these services on such Company’s behalf;

(f) Anti-Money Laundering (“AML”) Delegation. If the Company elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule (Schedule C entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Schedule C, the Company agrees to pay the Transfer Agent the fees set forth on Schedule B hereto; and

(g) Laws and Regulation. The Transfer Agent will take reasonable steps to stay informed of new securities and tax laws and regulations which apply to the Transfer Agent’s products and services hereunder and will take reasonable steps to update its products and/or services to comply with new securities and tax laws and regulations applicable to its transfer agency business in the time and manner as required by such laws and regulations.

1.3

Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), Roth IRAs and Coverdell IRAs, such accounts, “Fiduciary Accounts”), the Transfer Agent, at the request of the Company, shall arrange for the provision of appropriate prototype plans as well as provide for or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services, account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree.

1.4

Service Quality. The Transfer Agent shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its call center, correspondence services and transaction processing.

2.	Third Party Administrators for Defined Contribution Plans

2.1

The Company may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third party administrators (the “TPA(s)”) which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2

In accordance with the procedures established in the initial Schedule D entitled “Third Party Administrator Procedures”, as may be amended by the Transfer Agent and the Company from time to time (“Schedule D”), the Transfer Agent shall:

(a) Treat Shareholder accounts established by the Plans in the name of the Plan trustees, Plans or TPAs as the case may be as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Plan trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 as transfer agent of the Company and not as a record-keeper for the Plans.

2.3	Transactions identified under Section 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement.

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agency system; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agency system than is usually required by non-retirement plan and pre-nightly transactions.

3.	Fees and Expenses

3.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Company agrees to pay the Transfer Agent the fees and expenses set forth in the attached fee schedule (“Schedule B”).

3.2

Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Company agrees to reimburse the Transfer Agent for reasonable and documented out-of-pocket expenses (including an itemized statement) reasonably incurred in connection with providing the services contemplated herein, including but not limited to audio response, check writing, NSCC, CIP-related database searches, data communications equipment, disaster recovery, escheatment, express mail and delivery services, federal wire charges, forms and production, freight, household tape processing, lost shareholder searches, lost shareholder tracking, manual check pulls, microfiche, network products, postage, offsite storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, returned checks, special mailing, statements, confirmations, supplies, tax reporting (federal and state), telephone (telephone and fax lines), transcripts, travel, and year-end processing. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the Company, provided that adequate documentation of such expenses is provided to the Company.

3.3

Postage. Estimated postage for mailing of dividends, proxies, Company reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by the applicable Fund at least seven (7) days prior to the mailing date of such materials.

3.4

Invoices. The Company agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice (the “Due Date”). In the event that any of the charges are disputed in good faith (a “good faith dispute”), the Company shall contact the Transfer Agent within twenty one (21) days following the issuance of fee notification so that the fee charge can be researched and adjusted, as appropriate, before the direct debit takes place. If an error is discovered after the direct debit, an appropriate adjustment will be made to the fees in the following quarter.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Company that:

4.1	It is a trust company duly organized and existing and in good standing under the laws of Illinois and shall remain so as long as this Agreement is in effect.

4.2	It is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification.

4.3	It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4

It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall remain so during the term of this Agreement.

4.5	All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement.

4.6

It has and will continue to have access to the necessary facilities, equipment and personnel, and has obtained and will maintain all necessary rights and licenses, properly to perform its duties and obligations under this Agreement.

4.7

It shall comply in all material respects with all laws, rules and regulations, including all provisions of the 1934 Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

4.8

It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the “Federal Securities Laws” (as defined by Rule 38a-1 under the 1940 Act) related to the services provided by the Transfer Agent to the Company. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Company any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Company with an annual report of each “Material Compliance Matter” (as defined in Rule 38a-1 under the 1940 Act) that occurred since the date of the last report.

5.	Representations and Warranties of the Company

This Company represents and warrants to the Transfer Agent that:

5.1	It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

5.2	It is empowered under applicable law and by its organizational documents to enter into and perform this Agreement.

5.3	All corporate actions required by said organizational documents have been taken to authorize it to enter into and perform this Agreement.

5.4	It is an open-end management investment company registered under the 1940 Act.

5.5	A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

6.	Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code

6.1

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Company account(s) upon the receipt of a payment order in compliance with the designated security procedure (the “Security Procedure”) chosen by the Company for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Company’s Instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next Business Day.

6.2

Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.3

Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.4

Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, in the absence of negligence, bad faith or willful misconduct by the Transfer Agent, and provided that it has used reasonable best efforts as set forth above, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.5

Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order Instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.6

Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, provided such payment order was made in compliance with this Section and unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.7

ACH Credit Entries/Provisional Payments. When the Company initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Company agrees that the Transfer Agent shall receive a refund of the amount credited to the Company in connection with such entry, and the party making payment to the Company via such entry shall not be deemed to have paid the amount of the entry.

6.8	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall be provided in accordance with Article 4A of the Uniform Commercial Code.

7.	Data Access and Proprietary Information

7.1

The Company acknowledges that the databases, computer programs, interactive design techniques, and documentation manuals furnished to the Company by the Transfer Agent as part of the Company’s ability to access certain Company-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Company agrees to treat all Proprietary Information as proprietary to the Transfer Agent or other third party and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Company agrees for itself and its employees and agents to:

(a)   Use such programs and databases (i) solely on the Company’s or the Company’s service providers’ computers, or (ii) solely from equipment at the location agreed to between the Company and the Transfer Agent; and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)   Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Company’s computer(s)), the Proprietary Information;

(c)   Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)   Refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computer to the Company’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)   Access only those authorized transactions as agreed to between the Company and the Transfer Agent

7.2

Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3

The Company acknowledges that its obligation to protect the Transfer Agent’s or other third party’s Proprietary Information is essential to the business interest of the Transfer Agent or other third party and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4

If the transactions available to the Company include the ability to originate any electronic instructions including in order to (but without limitation): (i) effect the transfer or movement of cash or Shares; (ii) transmit Shareholder information or other information; or (iii) establish new Shareholder accounts, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry; the Company in all cases shall be required to follow all security procedures reasonably established by the Transfer Agent from time to time, and Transfer Agent shall have no liability to the Company or any Shareholder on account of any such action in the absence of its negligence, bad faith or willful misconduct.

7.5

Each party shall take reasonable efforts to advise its employees of their obligation pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.	Indemnification

8.1

Except as set forth herein, the Transfer Agent shall not be responsible for, and the Company shall indemnify out of the assets of the applicable Fund and hold the Transfer Agent, its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a)   All actions of the Transfer Agent, its directors, officers, employees, agents or subcontractors required to be taken pursuant to this Agreement with respect to the applicable Fund;

(b)   The Company’s lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard in the performance of its duties and obligations under this Agreement;

(c)   The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, its directors, officers, employees, agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent, its directors, officers, employees, agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Company, and which have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company, including, but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any Instructions of the Company; (iii) any opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed by the Transfer Agent or its directors, officers, employees, agents or subcontractors, as appropriate, to be genuine, authentic and, as appropriate, signed by the proper person or persons;

(d)   The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Company, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Company to ensure that the original source documentation is in good order and properly retained;

(e)   The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (unless such violation results from the Transfer Agent’s failure to comply with Instructions of the Company that no offers or sales be input into the Fund’s security holder records or to residents of such state);

(f)   The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Funds’ demand deposit account maintained by the Transfer Agent;

(g)   Upon the Company’s Instruction, entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems; or

(h)   The Fund’s use of the Data Access Services furnished by the Transfer Agent or any other third party including without limitation the Company’s origination of electronic transactions as described in Section 7.4 herein.

Nothing in this Section 8.1 shall obligate the Company to indemnify the Transfer Agent in the event that the Transfer Agent did not act in good faith, or was negligent or acted with willful misconduct or reckless disregard in connection with the matter causing the losses, damages, costs, charges, counsel fees, payments, expenses or liabilities.

8.2

The Transfer Agent shall indemnify and hold the Company and the Funds harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to the Transfer Agent’s refusal or failure to comply with the material terms of this Agreement; the Transfer Agent’s breach of any material representation made by it herein; or the Transfer Agent’s lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard in connection with its obligations hereunder.

8.3

In order that the Indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which a party hereto (the “Indemnifying Party”) may be required to indemnify the other party hereto (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party shall have the option to participate with the Indemnified Party in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnified Party. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party’s prior written consent.

9.	Standard of Care

The Transfer Agent shall at all times act in good faith and perform all services provided for herein in a professional and workmanlike manner. The Transfer Agent agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its directors, officer, employees, delegates or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during the term of this Agreement with respect to, arising from or arising in connection with claims of negligence under this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement is limited to, and shall not exceed, the greater of (i) two (2) times the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought or (ii) US $1,000,000.00.

10.	Confidentiality

10.1

The Transfer Agent and the Company agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Company, used or gained by the Transfer Agent or the Company during performance under this Agreement. The Company and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Company and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its subcontractor or the Company agent for purposes of providing services under this Agreement, provided, in the case of a sub-contractor, the Transfer Agent obligates the subcontractor to a level of confidentiality consistent with the Transfer Agent’s obligations hereunder.

10.2

In the event that any requests or demands are made for the inspection of the Shareholder records of the Company other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Company and to secure Instructions from the Company as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

10.3

Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11 and the requirements of any state or other applicable privacy laws, rules or regulations, it shall not disclose the non-public personal information of Shareholders obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

10.4	The Transfer Agent shall implement and maintain appropriate security measures for personal information of Company shareholders and others in accordance with applicable law, rules and regulations.

11.	Covenants of the Company and the Transfer Agent

11.1	The Company shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Directors of the Company authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the organizational documents of the Company and all material amendments thereto.

(c) A copy of the written AML Program of the Company

11.2

The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable, provided that the Transfer Agent shall comply with all laws, rules and regulations applicable to its service as a transfer agent to the Company with respect to the maintenance of such records, including all applicable requirements of the 1934 Act and the Rules thereunder, as well as all applicable requirements regarding the maintenance of Fund records in the 1940 Act and the Rules thereunder. The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Company and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and Rules thereunder, and will be surrendered promptly to the Company on and in accordance with its request.

11.3

The Transfer Agent agrees to cooperate reasonably with requests of the Company’s Chief Compliance Officer, and to provide periodic reports and reasonable documentation to the Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act, with respect to services provided by the Transfer Agent, the Transfer Agent’s applicable policies and procedures, and the Transfer Agent’s compliance with its applicable policies and procedures.

11.4	The Transfer Agent shall maintain appropriate security measures to protect personal information of Company shareholders and others in accordance with applicable law, rules and regulations.

12.	Termination of Agreement

12.1

Term. This Agreement shall become effective on the date indicated above. This Agreement shall continue in effect unless terminated by either party 90 days’ prior written notice. Notwithstanding the termination of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (as hereinafter defined). The notification requirements herein shall not apply to a termination for cause, which shall be governed by the provisions of Section 12.7 below.

12.2

Deconversion. In the event that this Agreement is terminated for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Company, the Transfer Agent, at the Company’s request, shall offer reasonable assistance to the Company in converting the Company’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Company (the “Deconversion”), subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time, provided such rates and fees are reasonable. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s system.

12.3	Termination.

A.

Outstanding Fees and Charges. In the event of termination of this Agreement, the Company will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement that are not the subject of reasonable dispute and which (i) have been accrued and remain unpaid as of the date of such notice of termination and (ii) which thereafter accrue for the period through and including the date of the Company’s Deconversion.

B.

Deconversion Costs and Post-Deconversion Support Fees. In the event of termination of this Agreement, the Company shall pay the Transfer Agent the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Company requests the Transfer Agent to provide post Deconversion, including, but not limited to tax reporting and open issue resolution.

C.

Termination within One Year. If, within one year of the effective date of this Agreement (the “Initial Year”), (i) Company terminates this Agreement; (ii) Company in-sources the services provided by the Transfer Agent hereunder or converts the provision of such services to a successor service provider; or (iii) the Company is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, the Company shall pay the Transfer Agent out of the assets of the applicable Fund or Funds an amount calculated as if the services had been performed by the Transfer Agent until the expiration of the Initial Year, with the calculation based on the fee schedule as of the date notice of termination was given to the Transfer Agent, and the payment of all fees to the Transfer Agent as set forth herein shall be accelerated to the business day immediately prior to the conversion or termination of services (the “Early Termination Fee”); provided, however, the Company shall not be obligated to pay the Early Termination Fee in the event that the Company terminates this Agreement (i) for cause, pursuant to Section 12.7, or (ii) due to the Transfer Agent’s bankruptcy, pursuant to Section 12.6.

12.4

Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder and in such party’s possession, other than materials or information required to be retained by such party under applicable laws or regulation.

12.5

Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Company to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement; provided, however, the Transfer Agent shall provide thirty (30) days written notice hereunder before termination under this Section 12.5.

12.6

Bankruptcy. Notwithstanding anything else in this Agreement, either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7

Cause. If either of the parties hereto (a) breaches any material provision of this Agreement, or (b) is in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then in each case the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within fourteen (14) days of receipt of such notice or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) business days to the defaulting party.

13.	Assignment and Third Party Beneficiaries

13.1

Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Company, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Company. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	Subcontractors

14.1

The Transfer Agent may, without further consent on the part of the Company (provided the Transfer Agent provides the Company with prior written notice), subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, or, with regard to print/mail services, with another affiliated or unaffiliated third party; provided, however that the Transfer Agent shall be fully responsible to the Company for the acts and omissions of its subcontractors as it is for its own acts and omissions. With regard to print/mail services or other services that are provided by a vendor that is selected by Company and is not affiliated with the Transfer Agent, the Transfer Agent will use all reasonable commercial efforts to coordinate with such outside vendor and to timely and accurately provide all information requested by such vendor; provided, however, that the Transfer Agent shall not be held liable to the Company or any affiliated party of the Company for any act or failure to act by such outside vendor except where the Transfer Agent’s negligent acts or omissions were the proximate cause of such vendor’s non-performance.

14.2

For purposes of this Agreement, unaffiliated third parties include, by way of example and not limitation, Federal Express, United Parcel Services, Airborne Services, the US Mails, DTCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Company.

15.2	Illinois Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of Illinois.

15.3

Force Majeure. The Transfer Agent shall maintain a commercially reasonable disaster recovery plan that complies with applicable laws, rules and regulations during the term of this Agreement, and shall periodically test the implementation of such plan and report in writing to the Company of the results of such testing. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes, provided that, if the Transfer Agent is unable to perform its obligations because of such an event, it shall use commercially reasonable efforts to resume performance of its obligations and to mitigate damages.

15.4

Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5

Instructions. The Transfer Agent shall comply with all written instructions duly delivered by an authorized person of the Company with authority to provide the type of instructions provided, as set forth in the most recent written resolutions of the Board of Directors of the Company providing such authority that have been delivered to the Transfer Agent. Such instructions may be delivered by email or facsimile to the Transfer Agent, and may be standing instructions.

15.6

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.7

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.8

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.9

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.10	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.11	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.12

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.13

Cooperation with Auditors. The Transfer Agent shall provide assistance to and cooperate with the Company’s internal or external auditors and compliance personnel in connection with any Company-directed audits or compliance reviews. The Transfer Agent will provide the Company with a copy of any SAS 70 report it obtains relating to its transfer agency services. The Transfer Agent also will cooperate reasonably with the Company in providing information relating to the Company in the possession of Transfer Agent to regulators and other governmental agencies with due jurisdiction, as well as access to such regulators and governmental agencies to the Transfer Agent’s premises, personnel and records relating to the Company. If the Company elects to contest the jurisdiction or right of a regulator or governmental agency to such information or access, the Transfer Agent shall cooperate reasonably with such election.

15.14

Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:

The Northern Trust Company

50 South LaSalle Street

Chicago, Illinois 60603

Attn: Harding Loevner

         Relationship Management Team

Fax: (312) 444-5431

(b)	If to the Company, to:

    Harding, Loevner Funds, Inc.

    50 Division Street , Fourth Floor

    Somerville, New Jersey 08876

    Attention: Ric Reiter

    Fax: 908-218-1915

16.	Additional Funds

In the event that the Company establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as Transfer Agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

17.	Release

All parties hereto acknowledge and agree that any and all liabilities of the Company arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the applicable Fund (or, as appropriate, Funds) with respect to which such liability relates and that no other Fund shall be liable, and no director or officer or shareholder of the Company shall be personally liable, for any such liabilities. All persons dealing with any Fund must look solely to the property belonging to the Fund for the enforcement of any claims against the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HARDING, LOEVNER FUNDS, INC.

By:
Name:
Title:

The undersigned,                                 , does hereby certify that she is the duly elected, qualified and acting Assistant Secretary of Harding, Loevner Funds, Inc. (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Transfer Agency and Service Agreement on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

Assistant Secretary

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

The undersigned,                                 , does hereby certify that she is the duly elected, qualified and acting Secretary of The Northern Trust Company (the “Transfer Agent”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Transfer Agent with full power and authority to execute this Transfer Agency and Service Agreement on behalf of the Transfer Agent and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

Secretary

SCHEDULE A

SERIES/PORTFOLIO LIST

Dated: June 2, 2010

International Equity Portfolio

Institutional Emerging Markets Portfolio

Frontier Emerging Markets Portfolio

Emerging Markets Portfolio

Global Equity Portfolio

International Small Companies Portfolio

SCHEDULE B

FEE SCHEDULE

TRANSFER AGENCY SERVICES

Annual base fee per Share Class -	$20,000
Annual fee per Investor per NSCC Account (open or closed/available) -	$10
Annual fee per Investor per non-NSCC Account (open or closed/available) -	$20
Conversion Fee	Waived

Other — Out of Pocket Expenses

Customary out of pocket expenses will apply. The list below is representative but not exhaustive:

Audio response, check writing, NSCC, CIP-related database searches, data communications equipment, disaster recovery, escheatment, express mail and delivery services, federal wire charges, forms and production, freight, household tape processing, lost shareholder searches, lost shareholder tracking, manual check pulls, microfiche, network products, postage, offsite storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, returned checks, special mailing, statements, confirmations, supplies, tax reporting (federal and state), telephone (telephone and fax lines), transcripts, travel, and year-end processing. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the Company. The table below provides an estimate of the primary out of pocket expense for Transfer Agency.

Item	Unit Costs	Annual Estimate
NSCC Costs	$600 per month	$7,200
IVR costs	$0.28 per call	$700

E-Commerce - Industry Portals
Optional: Advisor Central or DST VISION – access for B/D’s and RFA’s	$2,750 per month	$0
FANmail online RFA access	$1,250 per month	$0

Reporting
Statements (cost per item)	$0.99	$2,970
Confirmations (cost per item)	$0.61	$4,575
Tax Forms (cost per item)	$0.73	$182
Maintenance Confirms (cost per item)	$0.55	$660
E-documents (online statements)	$20,000	$20,000

Custom Development
Time & materials	$150 per hour

SCHEDULE C

AML DELEGATION

Dated: June 2, 2010

1.	Delegation.

1.1

    Subject to the terms and conditions set forth in this Agreement, the Company hereby delegates to the Transfer Agent those aspects of the Company’s Anti-Money Laundering Program (the “AML Program”) for accounts of the Company (the “Accounts”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Transfer Agent and Company upon the execution by such parties of a revised Schedule C bearing a later date than the date hereof.

1.2

    The Transfer Agent agrees to perform such Delegated Duties, with respect to the Accounts for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement applicable provisions of the Bank Secrecy Act, as amended, including as amended by the USA PATRIOT Act, and its applicable implementing regulations.

2.

Consent to Examination, Monitoring and Review. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Company remains responsible for assuring compliance with applicable provisions of the Bank Secrecy Act, as amended, including as amended by the USA PATRIOT Act, and its applicable implementing regulations and that the records the Transfer Agent maintains for the Company relating to the Delegated Duties may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. Moreover, the Transfer Agent recognizes that the Company is required to monitor and periodically review the Transfer Agent’s performance of the Delegated Duties. The Transfer Agent hereby consents to the examination and/or inspection by such federal regulators and periodic review and monitoring by the Company and agrees to cooperate with the federal regulators in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by the Company and such federal regulators, and to make appropriate staff of the Transfer Agent available to meet and consult with personnel of the Company and such federal regulators.

3.

Limitation on Delegation. The Company acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program for the Company or for the overall compliance by the Company with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, the Accounts for which the Transfer Agent maintains the applicable shareholder information.

4.	Delegated Duties.

4.1

Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Company for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a)   Perform the following customer identification and identity verification functions:

   i.  Before establishing a relationship with a shareholder, collect all information and/or documentation regarding the shareholder as is necessary to permit the Company to comply with laws, rules and regulations regarding customer identification programs applicable to mutual funds;

   ii.      Refuse to open a new account for a business, entity or other shareholder or prospective shareholder that refuses to provide appropriate identification information or documentation;

   iii.      Verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s account has been opened; and

   iv.      If a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to mutual funds, check the list to determine whether a shareholder of the Company appears thereon and comply with Federal directives issued in connection with such lists that are applicable to the Company.

(b)   Determine whether any persons or entities engaging in a new account or registration maintenance transaction is listed on the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (“OFAC-Listed Entities”) and such other lists or databases as may be required from time to time by law, rule or regulation applicable to the Company, to periodically and as agreed with Company submit all record shareholder names through such databases, and take such other action as required by such applicable law, rule and regulation in the event of a match with OFAC-Listed Entities or such lists or databases.

(c)   Review and monitor transactions for suspicious activity in accordance with the Company’s AML program, using criteria as agreed upon and defined in service level agreements, including but not limited to monitoring and tracking cash equivalents as required by current regulatory requirements.

(d)   Advise the Company’s AML Officer of any suspicious activity and provide any information required to facilitate the Company’s filing of a suspicious activity report (“SAR”). Advise the Company’s AML Officer of any cash equivalent transactions that would require the filing of IRS Form 8300 to facilitate the Company’s filing of such form. Maintain copies of such SARs filed.

(e)   Maintain the confidentiality of any SAR filing and related documentation, as well as information or documentation that may lead to the discovery that a SAR has or has not been filed with respect to any transaction or series of transactions, in accordance with applicable law. To the extent permissible under applicable law, in the event that the Transfer Agent receives a subpoena or other request for a SAR, related documentation, or information or documentation that may lead to the discovery that a SAR has or has not been filed, the Transfer Agent shall immediately notify the Company and shall not respond to such subpoena or request without first consulting with the Company.

(f)   Compare account information to any FinCEN request received by the Company and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Company with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.

4.2   To the extent permissible under applicable law, in the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or OFAC, then the Transfer Agent shall also immediately notify the Company.

SCHEDULE D

THIRD PARTY ADMINISTRATOR PROCEDURES

Dated: June 2, 2010

1.

On each day on which both the New York Stock Exchange and the Company are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Company, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to the Company (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the terms of the Plan, but not later than the time of day at which the net asset value of the Company is calculated, as described from time to time in the applicable Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date”.

2.	The TPA(s) shall communicate the TPA(s)’s receipt in proper form of such Instructions to the applicable Plan, subject to the right of the Company to reject any purchase order for Fund shares.

3.

On the next succeeding Business Day following the Trade Date on which it received Instructions in proper form for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans by the Company’s cut-off time for such notifications. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Transfer Agent, who will then instruct the Company’s Custodian to make payments to the Transfer Agent’s settlement account to enable it to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1) or (TD+3), depending on the settlement cycle of the Fund for redemptions. The times at which such notification and transmission shall occur on (TD+1) or (TD+3), as applicable, shall be as mutually agreed upon by the Company, the TPA(s), and the Transfer Agent.

4.

The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.

The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.

The TPA(s) shall, at the request and expense of the Company, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by the Company for delivery to its shareholders.

8.

The TPA(s) shall, at the request of the Company, prepare and transmit to the Company or any agent designated by it such periodic reports covering Shares of each Plan as the Company shall reasonably conclude are necessary to enable the Company to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans.

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.

Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to the Company be furnished to Participants in which event provided the Transfer Agent and Company have notice of such requirement or request, the Transfer Agent or the Company shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the Company, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.